BLUE MARBLE WORLD, INC.

80 Orville Drive
Bohemia, NY 11716

December 30, 2002

United States Securities and Exchange Commission
Washington, DC 20549

Re: Withdrawal of Registration Statement on Form SB-2

              Blue Marble World, Inc.
               File No. 333-63476

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that its Registration Statement on
Form SB-2 be withdrawn from registration immediately.  None of the shares covered by said Registration Statement have been sold or distributed.

                                                                                                                Very truly yours,
                                                                                    Blue Marble World, Inc.

                                                                                    By: /s/ Edward Heil
                                                                                             Edward Heil., President